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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            BRAZOS SPORTSWEAR, INC.

         Brazos Sportswear, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the board of directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended to change Article VII thereto, so that as amended,

           Article VII shall be and read in its entirety as follows:

                        ARTICLE VII. BOARD OF DIRECTORS

         7.1 CLASSIFICATION. Except as otherwise provided by law, the business and affairs of the Corporation shall be managed by, or under the direction of, its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by a majority of the directors then in office and shall be divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible. At the annual meeting of stockholders to be held in 1997, or any special meeting held in lieu thereof, Class I Directors shall be elected for a term expiring at the annual meeting of stockholders to be held in 2000, Class II Directors shall be elected for a term expiring at the annual meeting of stockholders to be held in 1999, and Class III Directors shall be elected for a term expiring at the annual meeting of stockholders to be held in 1998, with each director to hold office until his or her successor is elected and qualified. At each annual meeting of stockholders subsequent to 1997, the successor(s) of the class of directors whose term expires at that annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of such director's election. None of the directors need be a stockholder or a resident of the State of Delaware. The election of directors need not be by written ballot unless so provided in the Corporation's Bylaws. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Any newly created or eliminated directorship resulting from an increase or decrease in the Board of Directors shall be appointed by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible. In furtherance and not in limitation of the rights, powers, privileges and discretionary authority conferred by the General Corporation Law of Delaware, or other applicable law, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

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         7.2 VACANCIES. Except as otherwise provided for in this Restated
Certificate of Incorporation, vacancies resulting from newly-created directorships, death, resignation, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence of this Section 7.2 shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred until such director's successor shall have been elected and qualified.

         7.3 REMOVAL. No director of the Corporation shall be removed from office as a director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, the 1997 annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by F. Clayton Chambers, its Vice President, this 16th day of September, 1997.


                                           /s/ F. CLAYTON CHAMBERS
                                           -----------------------------------
                                           F. Clayton Chambers, Vice President


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